Exhibit 99.6

To the Limited Partners of

Cambridge Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Walter Davis
President and Director
Ceres Managed Futures LLC
General Partner,
Cambridge Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue
14th Floor
New York, NY 10036
855-672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

Cambridge Master Fund L.P.:

We have audited the accompanying statement of financial condition of Cambridge Master Fund L.P. (the “Partnership”), including the condensed schedule of investments, as of December 31, 2012, and the related statements of income and expenses and changes in partners’ capital for the period September 1, 2012 (commencement of trading operations) to December 31, 2012. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Cambridge Master Fund L.P. as of December 31, 2012, and the results of its operations and its changes in partners’ capital for the period September 1, 2012 (commencement of trading operations) to December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 25, 2013

Cambridge Master Fund L.P.

Statement of Financial Condition

December 31, 2012

2012
Assets:
Equity in trading account:
Cash (Note 3c)	$6,936,981
Cash margin (Note 3c)	7,132,108
Net unrealized appreciation on open forward contracts	295,689

Total Trading Equity	14,364,778
Expense Reimbursement	7,271

Total assets	$14,372,049

Liabilities and Partners’ Capital:
Liabilities:
Accrued expenses:
Professional fees	$31,163

Total liabilities	31,163

Partners’ Capital:
General Partner	—
Limited Partners	14,340,886

Total liabilities and partners’ capital	$14,372,049

See accompanying notes to financial statements.

Cambridge Master L.P.

Condensed Schedule of Investments

December 31, 2012

	Notional ($)	Fair Value	% of Partners’ Capital
Unrealized Appreciation on Open Forward Contracts
Currencies	$793,958,874	$9,890,845	68.97%

Total unrealized appreciation on open forward contracts		9,890,845	68.97

Unrealized Depreciation on Open Forward Contracts
Currencies	$743,219,215	(9,595,156)	(66.91)

Total unrealized depreciation on open forward contracts		(9,595,156)	(66.91)

Net fair value		$295,689	2.06%

See accompanying notes to financial statements.

Cambridge Master Fund L.P.

Statement of Income and Expenses

for the period September 1, 2012

(commencement of trading operations)

to December 31, 2012

2012
Investment Income:
Interest income	$2,095

Expenses:
Professional fees	33,200

Total expenses	33,200
Expense reimbursements	(14,519)

Net expenses	18,681

Net investment income (loss)	(16,586)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	243,915
Change in net unrealized gains (losses) on open contracts	295,689

Total trading results	539,604

Net income (loss)	$523,018

See accompanying notes to financial statements.

Cambridge Master Fund L.P.

Statement of Changes in Partners’ Capital

for the period September 1, 2012

(commencement of trading operations)

to December 31, 2012

Partners’ Capital
Initial capital contributions from Limited Partners at September 1, 2012	$3,000,000
Net income (loss)	523,018
Subscriptions	10,911,485
Redemptions	(91,522)
Distribution of interest income to feeder funds	(2,095)

Partners’ Capital at December 31, 2012	$14,340,886

See accompanying notes to financial statements.

Cambridge Master Fund L.P.

Notes to Financial Statements

December 31, 2012

1.	Partnership Organization:

Cambridge Master Fund L.P. (the “Master”) is a limited partnership organized under the partnership laws of the State of Delaware on July 30, 2012, to engage in the speculative trading of a portfolio of commodity interests, including futures contracts, options, swaps and forward contracts. Cambridge Master exclusively trades in the currency sector. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk.

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). Morgan Stanley, indirectly through various subsidiaries, owns a majority equity interest in MSSB Holdings. Citigroup Inc. (“Citigroup”) indirectly owns a minority equity interest in MSSB Holdings. Citigroup also indirectly owns Citigroup Global Markets Inc. (“CGM”), the commodity broker for the Master. As of December 31, 2012, all trading decisions for the Master are made by the Advisor (defined below).

On September 1, 2012 (commencement of trading operations), Emerging CTA Portfolio L.P. (“Emerging CTA”), allocated a portion of its capital to the Master. On November 1, 2012, Morgan Stanley Spectrum Currency and Commodity L.P. (“Spectrum Currency and Commodity”), allocated a portion of their capital to the Master. Emerging CTA purchased an interest in the Master with cash equal to $3,000,000, and Spectrum Currency and Commodity purchased an interest in the Master with cash equal to $3,355,672. The Master was formed to permit commodity pools managed now or in the future by The Cambridge Strategy (Asset Management) Limited (the “Advisor”) using the Asian Markets Currency Alpha Programme, the Advisor’s proprietary, systematic trading system, to invest together in one trading vehicle.

The Master operates under a structure where its investors consist of Emerging CTA and Spectrum Currency and Commodity (each a “Feeder”, and collectively the “Funds”). Emerging CTA and Spectrum Currency and Commodity owned approximately 51.8% and 48.2% investments in the Master at December 31, 2012, respectively.

The Master will be liquidated under certain circumstances as defined in the limited partnership agreement of the Master (the “Limited Partnership Agreement”).

2.	Accounting Policies:

a.	Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.	Master’s Investments. All commodity interests of the Master, including derivative financial instruments and derivative commodity instruments, are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts are included as a component of equity in trading account on the Statement of Financial Condition. Net realized gains or losses and any change in net unrealized gains or losses are included in the Statement of Income and Expenses.

Cambridge Master Fund L.P.

Notes to Financial Statements

December 31, 2012

Master’s Fair Value Measurements.    Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. GAAP also requires the use of judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. The General Partner has concluded that based on available information in the marketplace, the Master’s Level 1 assets and liabilities are actively traded.

The Master will separately present purchases, sales, issuances, and settlements in its reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and makes disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

The Master adopted Accounting Standards Update (“ASU”) 2011- 04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in GAAP and International Financial Reporting Standards” (“IFRS”). The amendments within this ASU changed the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements to eliminate unnecessary wording differences between GAAP and IFRS. However, some of the amendments clarified the Financial Accounting Standards Board’s (the “FASB”) intent about the application of existing fair value measurement requirements and other amendments changed a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. This new guidance did not have a significant impact on the Master’s financial statements.

The Master considers prices for exchange-traded commodity futures, forwards and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of non-exchange-traded forwards, swaps and certain options contracts for which market quotations are not readily available are priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the period ended December 31, 2012, the Master did not hold any derivative instruments that were based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) or that were priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3). During the period ended December 31, 2012, there were no transfers of assets or liabilities between Level 1 and Level 2.

Cambridge Master Fund L.P.

Notes to Financial Statements

December 31, 2012

	December 31, 2012	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Forwards	$9,890,845	$—	$9,890,845	$—

Total Assets	9,890,845	—	9,890,845	—

Liabilities
Forwards	9,595,156	—	9,595,156	—

Total Liabilities	9,595,156	—	9,595,156	—

Net fair value	$295,689	$—	$295,689	$—

d.	Forward Foreign Currency Contracts. Forward foreign currency contracts are those contracts where the Master agrees to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed future date. Forward foreign currency contracts are valued daily, and the Master’s net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date, is included in the Statements of Financial Condition. Net realized gains (losses) and changes in net unrealized gains (losses) on foreign currency contracts are recognized in the period in which the contract is closed or the changes occur, respectively, and are included in the Statement of Income and Expenses.

The Master does not isolate that portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in net gain (loss) on investments in the Statement of Income and Expenses.

e.	Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro rata among the Funds at the time of such determination.

f.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses.

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Master’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. The General Partner has concluded that no provision for income tax is required in the Master’s financial statements.

The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2012 tax year remains subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

g.	Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are filed. The General Partner has assessed the subsequent events through the date of filing and determined that there were no subsequent events requiring adjustment of or disclosure in the financial statements.

Cambridge Master Fund L.P.

Notes to Financial Statements

December 31, 2012

h.	Recent Accounting Pronouncements. On October 1, 2012, the FASB issued ASU 2012-04 “Technical Corrections and Improvements,” which makes minor technical corrections and clarifications to Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures.” When the FASB issued Statement 157 (codified in ASC 820), it conformed the use of the term “fair value” in certain pre-Codification standards but not others. ASU 2012-04 conforms the term’s use throughout the ASC “to fully reflect the fair value measurement and disclosure requirements” of ASC 820. ASU 2012-04 also amends the requirements that must be met for an investment company to qualify for the exemption from presenting a statement of cash flows. Specifically, it eliminates the requirements that substantially all of an entity’s investments be carried at“ market value” and that the investments be highly liquid. Instead, it requires substantially all of the entity’s investments to be carried at “fair value” and classified as Level 1 or Level 2 measurements under ASC 820. The amendments are effective for fiscal periods beginning after December 15, 2012. The adoption of this ASU will not have a material impact on the Master’s financial statements.

In December 2011, the FASB issued ASU 2011-11, “Disclosures about Offsetting Assets and Liabilities,” which creates a new disclosure requirement about the nature of an entity’s rights of setoff and the related arrangements associated with its financial instruments and derivative instruments. Subsequently in January 2013, the FASB issued ASU 2013-01 “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities”, which clarifies the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11. Entities are required to disclose both gross and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparisons between those entities that prepare their financial statements on the basis of GAAP and those entities that prepare their financial statements on the basis of IFRS. The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Master would also provide the disclosures retrospectively for all comparative periods presented. The Master is currently evaluating the impact these pronouncements would have on the financial statements.

In October 2011, the FASB issued a proposed ASU intended to improve and converge financial reporting by setting forth consistent criteria for determining whether an entity is an investment company. Under longstanding GAAP, investment companies carry all of their investments at fair value, even if they hold a controlling interest in another company. The primary changes being proposed by the FASB relate to which entities would be considered investment companies as well as certain disclosure and presentation requirements. In addition to the changes to the criteria for determining whether an entity is an investment company, the FASB also proposes that an investment company consolidate another investment company if it holds a controlling financial interest in the entity. In August 2012, the FASB updated the proposed ASU to state that entities regulated under the Investment Company Act of 1940 should qualify to be investment companies within the proposed investment company guidance. The Master will evaluate the impact that this proposed update would have on the financial statements once the pronouncement is issued.

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

Cambridge Master Fund L.P.

Notes to Financial Statements

December 31, 2012

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner or CGM and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated upon notice by either party.

c.	Customer Agreement:

The Master has entered into a customer agreement (the “Customer Agreement”) with CGM whereby CGM provides services which include, among other things, the execution of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, clearing, user, give-up, floor brokerage and National Futures Association fees (collectively the “clearing fees”) are borne by the Master. All other fees including CGM’s direct brokerage fees shall be borne by the Funds. All of the Master’s assets are deposited in the Master’s account at CGM. The Master’s cash is deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2012, the amount of cash held by the Master for margin requirements was $7,132,108. The Customer Agreement may be terminated upon notice by either party.

Spectrum Currency and Commodity pays to Morgan Stanley & Co. LLC (“MS&Co.”) a monthly brokerage fee at a flat rate of 1/12 of 6% per month (a 6% annual rate) of the net assets of Spectrum Currency and Commodity allocated to the Advisor as of the first day of each month. Such fee includes clearing fees that are charged to the Master, therefore, the Master receives monthly expense reimbursements on clearing fees from MS&Co. incurred during such month, as shown on the Statement of Income and Expenses as expense reimbursements, based on the beginning of the month Partners’ capital allocation percentage of Spectrum Currency and Commodity in the Master.

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statement of Income and Expenses.

The Customer Agreement between the Master and CGM gives the Master the legal right to net unrealized gains and losses on open futures and forwards contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and open forward contracts on the Statement of Financial Condition as the criteria under ASC 210-20, “Balance Sheet”, have been met.

All of the commodity interests owned by the Master are held for trading purposes. The monthly average number of notional values of currency forward contracts traded during the period ended December 31, 2012 was $673,635,632.

The following table indicates the gross fair values of derivative instruments of forward contracts as separate assets and liabilities as of December 31, 2012.

December 31, 2012
Assets
Forward Contracts
Currencies	$9,890,845

Total unrealized appreciation on open forward contracts	$9,890,845

Cambridge Master Fund L.P.

Notes to Financial Statements

December 31, 2012

December 31, 2012
Liabilities
Forward Contracts
Currencies	$(9,595,156)

Total unrealized depreciation on open forward contracts	$(9,595,156)

Net unrealized appreciation on open forward contracts	$295,689 *

*	This amount is in “Net unrealized appreciation on open forward contracts” on the Statement of Financial Condition.

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the period ended December 31, 2012.

Sector	2012
Currencies	$539,604

Total	$539,604	**

**	This amount is in “Total trading results” on the Statement of Income and Expenses.

5.	Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors and they become limited partners on the first day of the month after their subscription is processed. A limited partner may withdraw all or part of their capital contribution and undistributed profits, if any, from the Master as of the end of any month. Such withdrawals are classified as a liability when the limited partner elects to redeem and informs the Master.

6.	Financial Highlights:

Ratios to average net assets for the period from September 1, 2012 (commencement of trading operations) to December 31, 2012 were as follows:

	2012
Ratios to average net assets:
Net investment income (loss)***	(0.7	)%****

Operating expenses	0.8	%*****

Total return	4.1%

***	Interest income less total expenses.

****	Annualized.

*****	Percentages are annualized and after expense reimbursements (equal to 0.6%).

The above ratios may vary for individual investors based on the timing of capital transactions during the period. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

7.	Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial

Cambridge Master Fund L.P.

Notes to Financial Statements

December 31, 2012

instruments may include forwards, futures, options and swaps whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange or over-the-counter (“OTC”). Exchange-traded instruments are standardized and include futures and certain forwards and option contracts. OTC contracts are negotiated between contracting parties and include certain forwards, swaps and option contracts. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of counterparty default is typically limited to the amounts recognized in the Statement of Financial Condition and is not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master has credit risk and concentration risk, as CGM or a CGM affiliate is the sole counterparty or broker with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that through CGM, the Master’s counterparty is an exchange or clearing organization.

The General Partner monitors and attempts to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems and accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to analyze statistically actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.